Exhibit 99.1

N E W S R E L E A S E

Contact: Media Relations

877-636-9718

(For Immediate Release)

UNITEDHEALTH BOARD ELECTS CHIEF ACCOUNTING OFFICER

MINNEAPOLIS (December 18, 2006) – The Board of Directors of UnitedHealth Group (NYSE: UNH) today announced that it has elected Eric S. Rangen senior vice president, chief accounting officer, effective immediately. Mr. Rangen, 50, will report directly to G. Mike Mikan, executive vice president and chief financial officer, and will be responsible for accounting, external financial reporting and Sarbanes-Oxley compliance.

Mr. Mikan said, “Eric’s deep technical accounting expertise, breadth of experience and background in audit and internal control will be of great benefit to the Company.”

Previously, Mr. Rangen held the position of executive vice president, chief financial officer and also served as principal accounting officer at Alliant Techsystems, a leading provider of advanced weapon and space systems, solid rocket motors and ammunition with over $3 billion in sales. He was responsible for finance, treasury, tax, and risk management operations, internal audit, and investor relations. Prior to that, Mr. Rangen was a partner with Deloitte & Touche, where he began his career in 1983. His tenure included seven years as an assurance and advisory partner for clients in the manufacturing, energy, and financial services industries. During his last year, he served as a Professional Practice Director, responsible for quality assurance, risk management and technical accounting matters. Mr. Rangen also spent two years in the national accounting research program at Deloitte & Touche. He currently sits on the Board of Flexsteel Industries.

Mr. Rangen received a BS in Business Administration, Accounting, with a minor in Economics from the University of Minnesota. He resides in Eagan, Minnesota with his wife and children.

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